EXHIBIT 99.1

Flushing Bank Completes Its Conversion to New York State Charter

LAKE SUCCESS, N.Y., Feb. 28, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), announced the completion of the merger of its two subsidiary banks, Flushing Savings Bank, FSB and Flushing Commercial Bank. The combined bank is named Flushing Bank and is a New York State-chartered, full-service commercial bank.

Effective with this merger, the New York State Department of Financial Services serves as the Bank's primary regulator, and the Federal Deposit Insurance Corporation serves as the Bank's primary federal regulator. Flushing Financial Corporation has converted to a bank holding company.

John R. Buran, President and CEO of the Company, stated: "This merger signifies the culmination of a strategy we embarked on to serve consumers, businesses, and municipalities within our local communities. Flushing Bank is a well-capitalized community bank and we look forward to working with our new regulators to support economic growth in New York."

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq:FFIC), with $4.5 billion in consolidated assets, is the holding company for Flushing Bank, a New York State chartered stock commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on the Bank and Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

CONTACT: Maria A. Grasso
         Executive Vice President, Chief Operating Officer
         Flushing Bank
         718-961-5400